UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2024

EVgo Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39572	85-2326098
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11835 West Olympic Boulevard, Suite 900E Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 494-3833

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, $0.0001 par value per share	EVGO	The Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	EVGOW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2024, the Board of Directors (the “Board”) of EVgo Inc. (the “Company”), upon the recommendation of the Nominating and Governance Committee of the Board, appointed Scott Griffith as a director on the Board, effective immediately. The Board also approved the immediate appointment of Mr. Griffith as a member of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee of the Board.

Mr. Griffith served as the CEO of the Autonomous Vehicles (AV) and Mobility Businesses at Ford Motor Company from November 2019 to September 2022. In that role, he led Ford’s investments and operations in Level 4 autonomous vehicles as well as oversight of several new hardware and software businesses in Ford’s “new mobility” segment. From April 2014 until October 2021, Mr. Griffith was an Executive in Residence at General Catalyst Partners, a venture and growth capital firm. In connection with that role, he served as Chairman at Envoy Global, Inc, a global immigration services provider, and TrueMotion, Inc., which operates an AI-based platform that scores driving behavior. Previously, Mr. Griffith served as Chairman and Chief Executive officer of Zipcar, Inc., a car-sharing company, and held roles with The Parthenon Group, a business strategy firm, The Boeing Company, an aerospace manufacturer, and Hughes Electronics, an electronics and aerospace manufacturer. Mr. Griffith holds a BS in engineering from Carnegie Mellon University and an MBA from The University of Chicago Booth School of Business. He serves on the Advisory Council for the Polsky Center for Entrepreneurship and Innovation at The University of Chicago. The Company believes Mr. Griffith’s extensive senior leadership experience in both executive and strategic advisory roles across the automotive and mobility sectors makes him well suited to serve on the Board.

The Board has determined that Mr. Griffith is “independent” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the Nasdaq Stock Market, and that he qualifies as financially literate.

Mr. Griffith is eligible to participate in the Company’s Non-Employee Director Compensation Program, which provides for (i) an annual cash retainer of $50,000 for his services as a director, (ii) an annual retainer in relation to acting as a member of the Audit Committee of $10,000, (iii) an annual retainer for acting as a member of the Compensation Committee and the Nominating and Governance Committee of $7,500 for each committee, (iv) an initial grant of restricted stock units with a value of approximately $50,000 on the date of grant, which shall be subject to a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the grant date, and (v) an annual grant of restricted stock units with a value of approximately $160,000 on the date of grant, which shall vest in full on the first anniversary of the grant date.

The selection of Mr. Griffith as a director of the Company was not made pursuant to any arrangement or understanding with any other person. There are no family relationships between Mr. Griffith and any director or executive officer of the Company, and Mr. Griffith does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on August 2, 2023, the Company received a written notice (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the August 1, 2024 departure of Mr. Badar Khan from the Audit Committee of the Board, the Company was no longer in compliance with Nasdaq’s audit committee composition requirement set forth in Nasdaq Listing Rule 5605. The Letter indicated that, consistent with Nasdaq Listing Rule 5605(c)(4), Nasdaq was providing the Company with a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting and August 1, 2024.

As a result of the appointment of Mr. Griffith to the Audit Committee, effective April 1, 2024, the Company believes that it has regained compliance with Nasdaq Listing Rule 5605.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVgo Inc.

Date: April 2, 2024	By:	/s/ Olga Shevorenkova
	Name:	Olga Shevorenkova
	Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)